  Exhibit 99(a)

NEWS RELEASE
October 19, 2020
Contact:
Lance A. Sellers
President and Chief Executive Officer
Jeffrey N. Hooper
Executive Vice President and Chief Financial Officer
828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES THIRD QUARTER EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported third quarter earnings results with highlights as follows:

Third quarter highlights:

●
Net earnings were $4.5 million or $0.78 basic and diluted net earnings per share for the three months ended September 30, 2020, as compared to $3.6 million or $0.62 basic net earnings per share and $0.61 diluted net earnings per share for the same period one year ago.

Year to date highlights:

●
Net earnings were $9.4 million or $1.62 basic and diluted net earnings per share for the nine months ended September 30, 2020, as compared to $11.1 million or $1.87 basic net earnings per share and $1.86 diluted net earnings per share for the same period one year ago.
●
Total loans increased $128.3 million to $973.9 million at September 30, 2020, compared to $845.6 million at September 30, 2019.
●
The Bank originated 1,127 Small Business Administration (SBA) Paycheck Protection Program (PPP) loans, totaling $99.0 million, during the nine months ended September 30, 2020. The Bank has received $4.0 million in fees from the SBA for PPP loans originated as of September 30, 2020. The Bank has recognized $361,000 PPP loan fee income as of September 30, 2020.
●
Core deposits were $1.2 billion or 97.92% of total deposits at September 30, 2020, compared to $928.3 million or 96.54% of total deposits at September 30, 2019.

Lance A. Sellers, President and Chief Executive Officer, attributed the increase in third quarter net earnings to an increase in non-interest income, which was partially offset by a decrease in net interest income, an increase in the provision for loan losses and an increase in non-interest expense during the three months ended September 30, 2020, compared to the three months ended September 30, 2019, as discussed below.

Net interest income was $10.9 million for the three months ended September 30, 2020, compared to $11.4 million for the three months ended September 30, 2019. The decrease in net interest income was primarily due to a $562,000 decrease in interest income, which was partially offset by a $52,000 decrease in interest expense. The decrease in interest income was primarily due to a $497,000 decrease in interest income on loans resulting from the 1.50% reduction in the Prime Rate in March 2020. The decrease in interest expense was primarily due to a decrease in the average outstanding balance of junior subordinated debentures. Net interest income after the provision for loan losses was $10.4 million for the three months ended September 30, 2020, compared to $11.0 million for the three months ended September 30, 2019. The provision for loan losses for the three months ended September 30, 2020 was $522,000, compared to $422,000 for the three months ended September 30, 2019. The increase in the provision for loan losses is primarily attributable to increases in the qualitative factors applied in the Company’s Allowance for Loan and Lease Losses (“ALLL”) model due to the impact to the economy from the COVID-19 pandemic and a $29.8 million increase in loans, excluding $98.4 million in SBA PPP loans, from September 30, 2019 to September 30, 2020. PPP loans are excluded from ALLL as PPP loans are 100 percent guaranteed by SBA. The ALLL model also includes reserves on $119.7 million in loans with payment modifications made in 2020 as a result of the COVID-19 pandemic.

Non-interest income was $7.1 million for the three months ended September 30, 2020, compared to $4.7 million for the three months ended September 30, 2019. The increase in non-interest income is primarily attributable to a $1.7 million increase in gains on sale of securities, a $560,000 increase in appraisal management fee income due to an increase in the volume of appraisals and a $374,000 increase in mortgage banking income due to increased mortgage loan volume, which were partially offset by a $383,000 decrease in service charges and fees primarily due to service charge and fee concessions associated with the COVID-19 pandemic.

Non-interest expense was $11.9 million for the three months ended September 30, 2020, compared to $11.3 million for the three months ended September 30, 2019. The increase in non-interest expense was primarily attributable to a $466,000 increase in appraisal management fee expense due to an increase in the volume of appraisals.

Year-to-date net earnings as of September 30, 2020 were $9.4 million or $1.62 basic and diluted net earnings per share for the nine months ended September 30, 2020, as compared to $11.1 million or $1.87 basic net earnings per share and $1.86 diluted net earnings per share for the same period one year ago. The decrease in year-to-date net earnings is primarily attributable to a decrease in net interest income, an increase in the provision for loan losses and an increase in non-interest expense, which were partially offset by an increase in non-interest income, as discussed below.

Year-to-date net interest income as of September 30, 2020 was $32.9 million, compared to $34.5 million for the same period one year ago. The decrease in net interest income was primarily due to a $1.2 million decrease in interest income and a $363,000 increase in interest expense. The decrease in interest income was primarily due to a $1.2 million decrease in interest income on loans resulting from the 1.50% reduction in the Prime Rate in March 2020. The increase in interest expense was primarily due to an increase in average outstanding balances of interest-bearing deposits and FHLB borrowings. Net interest income after the provision for loan losses was $29.4 million for the nine months ended September 30, 2020, compared to $33.8 million for the same period one year ago. The provision for loan losses for the nine months ended September 30, 2020 was $3.5 million, compared to $677,000 for the nine months ended September 30, 2019. The increase in the provision for loan losses is primarily attributable to increases in the qualitative factors applied in the Company’s ALLL model due to the impact to the economy from the COVID-19 pandemic and a $29.8 million increase in loans, excluding $98.4 million in SBA PPP loans, from September 30, 2019 to September 30, 2020. PPP loans are excluded from ALLL as PPP loans are 100 percent guaranteed by SBA. The ALLL model also includes reserves on $119.7 million in loans with payment modifications made in 2020 as a result of the COVID-19 pandemic.

Non-interest income was $17.0 million for the nine months ended September 30, 2020, compared to $13.2 million for the nine months ended September 30, 2019. The increase in non-interest income is primarily attributable to a $1.9 million increase in gains on sale of securities, a $1.7 million increase in appraisal management fee income due to an increase in the volume of appraisals and a $801,000 increase in mortgage banking income due to increased mortgage loan volume, which were partially offset by a $779,000 decrease in service charges and fees primarily due to service charge and fee concessions associated with the COVID-19 pandemic.

Non-interest expense was $34.8 million for the nine months ended September 30, 2020, compared to $33.4 million for the nine months ended September 30, 2019. The increase in non-interest expense was primarily due to an $1.3 million increase in appraisal management fee expense due to an increase in the volume of appraisals.

Income tax expense was $1.1 million for the three months ended September 30, 2020, compared to $834,000 for the three months ended September 30, 2019. The effective tax rate was 19.80% for the three months ended September 30, 2020, compared to 18.72% for the three months ended September 30, 2019. Income tax expense was $2.1 million for the nine months ended September 30, 2020, compared to $2.5 million for the nine months ended September 30, 2019. The effective tax rate was 18.31% for the nine months ended September 30, 2020, compared to 18.16% for the nine months ended September 30, 2019.

Total assets were $1.5 billion as of September 30, 2020, compared to $1.2 billion at September 30, 2019. Available for sale securities were $223.0 million as of September 30, 2020, compared to $186.3 million as of September 30, 2019. Total loans were $973.9 million as of September 30, 2020, compared to $845.6 million as of September 30, 2019.

Non-performing assets were $3.7 million or 0.25% of total assets at September 30, 2020, compared to $3.3 million or 0.27% of total assets at September 30, 2019. Non-performing assets include $3.3 million in commercial and residential mortgage loans, $272,000 in other loans and $128,000 in other real estate owned at September 30, 2020, compared to $3.1 million in commercial and residential mortgage loans, $146,000 in other loans and $26,000 in other real estate owned at September 30, 2019.

The allowance for loan losses at September 30, 2020 was $9.9 million or 1.02% of total loans, compared to $6.6 million or 0.78% of total loans at September 30, 2019. Management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits were $1.2 billion at September 30, 2020, compared to $961.6 million at September 30, 2019. Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, were $1.2 billion at September 30, 2020, compared to $928.3 million at September 30, 2019. Certificates of deposit in amounts of $250,000 or more totaled $24.7 million at September 30, 2020, compared to $33.1 million at September 30, 2019.

Securities sold under agreements to repurchase were $34.2 million at September 30, 2020, compared to $21.9 million at September 30, 2019.

FHLB borrowings totaled $70.0 million at September 30, 2020 and 2019.

Junior subordinated debentures were $15.5 million at September 30, 2020, compared to $20.6 million at September 30, 2019. The decrease in junior subordinated debentures is the result of a $5.0 million redemption of the Company’s outstanding trust preferred securities during the fourth quarter of 2019.

Shareholders’ equity was $139.5 million, or 9.54% of total assets, at September 30, 2020, compared to $132.7 million, or 10.85% of total assets, at September 30, 2019. The Company repurchased 126,800 shares of its common stock during the nine months ended September 30, 2020 under the Company’s stock repurchase program, which was funded in January 2020.

Peoples Bank currently operates 19 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties. The Bank opened a new branch office on Westchase Boulevard in Raleigh, NC in August 2020 to relocate the Raleigh office from its previous location, which was closed in February 2020. The Bank closed its branch on Central Avenue in Charlotte, NC on October 2, 2020 due to space limitations. Central Avenue branch customers have been transferred to the Bank’s South Boulevard, Charlotte, NC branch. The Bank also operates loan production offices in Lincoln and Mecklenburg Counties. The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to those described in the Company’s annual report on Form 10-K for the year ended December 31, 2019.

CONSOLIDATED BALANCE SHEETS
September 30, 2020, December 31, 2019 and September 30, 2019
(Dollars in thousands)

	September 30, 2020	December 31, 2019	September 30, 2019
	(Unaudited)	(Audited)	(Unaudited)
ASSETS:
Cash and due from banks	$48,355	$48,337	$48,605
Interest-bearing deposits	15,778	720	80,948
Federal funds sold	140,095	3,330	-
Cash and cash equivalents	204,228	52,387	129,553

Investment securities available for sale	222,991	195,746	186,263
Other investments	7,163	4,231	7,239
Total securities	230,154	199,977	193,502

Mortgage loans held for sale	8,960	4,417	4,263

Loans	973,871	849,874	845,599
Less: Allowance for loan losses	(9,892)	(6,680)	(6,578)
Net loans	963,979	843,194	839,021

Premises and equipment, net	19,057	18,604	18,730
Cash surrender value of life insurance	16,742	16,319	16,222
Accrued interest receivable and other assets	19,128	19,984	21,908
Total assets	$1,462,248	$1,154,882	$1,223,199

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing demand	$455,199	$338,004	$339,081
NOW, MMDA & savings	626,674	516,757	509,611
Time, $250,000 or more	24,717	34,269	33,082
Other time	79,806	77,487	79,794
Total deposits	1,186,396	966,517	961,568

Securities sold under agreements to repurchase	34,151	24,221	21,927
FHLB borrowings	70,000	-	70,000
Junior subordinated debentures	15,464	15,619	20,619
Accrued interest payable and other liabilities	16,786	14,405	16,402
Total liabilities	1,322,797	1,020,762	1,090,516

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,787,504 shares 9/30/20
5,912,300 shares 12/31/19, 5,912,300 shares 9/30/19	56,871	59,813	59,813
Retained earnings	76,580	70,663	68,528
Accumulated other comprehensive income	6,000	3,644	4,342
Total shareholders' equity	139,451	134,120	132,683

Total liabilities and shareholders' equity	$1,462,248	$1,154,882	$1,223,199

CONSOLIDATED STATEMENTS OF INCOME
For the three and nine months ended September 30, 2020 and 2019
(Dollars in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$10,507	$11,004	$31,367	$32,517
Interest on due from banks	19	87	103	136
Interest on federal funds sold	33	-	178	-
Interest on investment securities:
U.S. Government sponsored enterprises	528	628	1,864	1,942
State and political subdivisions	717	671	2,042	2,265
Other	64	40	202	128
Total interest income	11,868	12,430	35,756	36,988

INTEREST EXPENSE:
NOW, MMDA & savings deposits	482	455	1,455	1,057
Time deposits	224	259	725	581
FHLB borrowings	103	21	269	70
Junior subordinated debentures	76	210	296	656
Other	57	49	150	168
Total interest expense	942	994	2,895	2,532

NET INTEREST INCOME	10,926	11,436	32,861	34,456
PROVISION FOR LOAN LOSSES	522	422	3,460	677
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	10,404	11,014	29,401	33,779

NON-INTEREST INCOME:
Service charges	809	1,178	2,635	3,409
Other service charges and fees	188	202	543	548
Gain/(loss) on sale of securities	1,688	(5)	2,145	226
Mortgage banking income	750	376	1,635	834
Insurance and brokerage commissions	200	206	647	642
Appraisal management fee income	1,871	1,311	4,955	3,285
Miscellaneous	1,626	1,440	4,406	4,269
Total non-interest income	7,132	4,708	16,966	13,213

NON-INTEREST EXPENSES:
Salaries and employee benefits	5,737	5,695	16,996	17,060
Occupancy	1,943	1,861	5,725	5,409
Appraisal management fee expense	1,478	1,012	3,845	2,538
Other	2,756	2,699	8,249	8,420
Total non-interest expense	11,914	11,267	34,815	33,427

EARNINGS BEFORE INCOME TAXES	5,622	4,455	11,552	13,565
INCOME TAXES	1,113	834	2,115	2,464

NET EARNINGS	$4,509	$3,621	$9,437	$11,101

PER SHARE AMOUNTS
Basic net earnings	$0.78	$0.62	$1.62	$1.87
Diluted net earnings	$0.78	$0.61	$1.62	$1.86
Cash dividends	$0.15	$0.14	$0.60	$0.52
Book value	$24.10	$22.44	$24.10	$22.44

FINANCIAL HIGHLIGHTS
For the three and nine months ended September 30, 2020 and 2019
(Dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$200,101	$180,439	$194,710	$185,107
Loans	970,529	840,523	926,663	829,385
Earning assets	1,343,323	1,044,159	1,235,660	1,028,573
Assets	1,438,238	1,139,256	1,332,249	1,122,226
Deposits	1,170,627	939,254	1,083,089	916,420
Shareholders' equity	140,007	131,890	140,191	132,053

SELECTED KEY DATA:
Net interest margin (tax equivalent)	3.28%	4.41%	3.60%	4.56%
Return on average assets	1.25%	1.26%	0.95%	1.32%
Return on average shareholders' equity	12.81%	10.89%	8.99%	11.24%
Shareholders' equity to total assets (period end)	9.54%	10.85%	9.54%	10.85%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$9,433	$6,541	$6,680	$6,445
Provision for loan losses	522	422	3,460	677
Charge-offs	(152)	(551)	(529)	(911)
Recoveries	89	166	281	367
Balance, end of period	$9,892	$6,578	$9,892	$6,578

ASSET QUALITY:
Non-accrual loans			$3,475	$3,258
90 days past due and still accruing			84	-
Other real estate owned			128	26
Total non-performing assets			$3,687	$3,284
Non-performing assets to total assets			0.25%	0.27%
Loans modifications related to COVID-19			$119,706	$-
Allowance for loan losses to non-performing assets			268.29%	200.30%
Allowance for loan losses to total loans			1.02%	0.78%

LOAN RISK GRADE ANALYSIS:
	Percentage of Loans
	By Risk Grade
	9/30/20	9/30/19
Risk Grade 1 (excellent quality)	0.68%	0.60%
Risk Grade 2 (high quality)	20.89%	25.00%
Risk Grade 3 (good quality)	65.93%	61.91%
Risk Grade 4 (management attention)	9.89%	10.32%
Risk Grade 5 (watch)	1.90%	1.43%
Risk Grade 6 (substandard)	0.71%	0.74%
Risk Grade 7 (doubtful)	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%

At September 30, 2020, including non-accrual loans, there were three relationships exceeding $1.0 million in the Watch risk grade (which totaled $8.0 million). There were no relationships exceeding $1.0 million in the Substandard risk grade.

(END)